EXHIBIT 99.(d)(iv)

HOTCHKIS AND WILEY FUNDS

AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made as of January 1, 2007, by and between HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the “Trust”), on behalf of the Hotchkis and Wiley Mid-Cap Value Fund (the “Fund”), and HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Trust and the Advisor are parties to an Investment Advisory Agreement for the Fund dated October 17, 2001 (the “Investment Advisory Agreement”); and

WHEREAS, the Trust and the Advisor desire to amend the Investment Advisory Agreement to reflect a decrease in the advisory fee payable by the Fund to the Advisor under such Agreement; and

WHEREAS, this amendment to the Investment Advisory Agreement has been approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not parties to the Investment Advisory Agreement or “interested persons” (as defined in the Investment Company Act of 1940) of any such party.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Paragraph 5 of the Investment Advisory Agreement is hereby amended to read as follows:

5.   Compensation of the Advisor.  The Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor hereunder, an annual management fee, payable monthly and computed on the value of the average net assets of the Fund as of the close of business each business day, at the following annual rates:

First $5 billion in assets	0.75% of average net assets
Next $5 billion in assets	0.65% of average net assets
Over $10 billion in assets	0.60% of average net assets

2.             The Investment Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AGREEMENT as of the day and year first above written.

HOTCHKIS AND WILEY FUNDS, on behalf of the HOTCHKIS AND WILEY MID-CAP VALUE FUND

By:	/s/ Nancy D. Celick
Nancy D. Celick
President of the Trust

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC

By:	/s/ Nancy D. Celick
Nancy D. Celick
Chief Operating Officer